 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2015 related to the consolidated financial statements of Axion Power International, Inc. and Subsidiaries (the “Company”), appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2014, which includes an explanatory paragraph as to the uncertainty with respect to the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading of “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

February 10, 2016